CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2012 with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting of, included in the Annual Report on Form 10-K for the year ended February 29, 2012 of Voxx International Corporation (formerly known as Audiovox Corporation) and subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

Melville, New York
May 14, 2012